As filed with the United States Securities and Exchange Commission on November 10, 2009.
Registration No. 333-63942
Registration No. 333-125551
Registration No. 333-152001
Registration No. 333-152070

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Florida Public Utilities Company
(Exact name of registrant as specified in its charter)

Florida	59-0539080
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 South Dixie Highway
West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

Florida Public Utilities Company Employee Stock Purchase Plan
(Full title of the plan)

George M. Bachman
Chief Financial Officer
Florida Public Utilities Company
401 South Dixie Highway, West Palm Beach, Florida 33401
(Name and address of agent for service)
(561) 832-2461
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-63942) previously filed by Florida Public Utilities Company (the “Company”) on June 27, 2001, the Registration Statement on Form S-8 (Registration No. 333-125551) previously filed by the Company on June 6, 2005, the Registration Statement on Form S-8 (Registration No. 333-152001) previously filed by the Company on June 27, 2008, and the Registration Statement on Form S-8 (Registration No. 333-152070) previously filed by the Company on July 1, 2008 (collectively, the “Registration Statements”).
     Pursuant to the Agreement and Plan of Merger, dated as of April 17, 2009, by and among the Company, Chesapeake Utilities Corporation (“Chesapeake”) and CPK Pelican, Inc., CPK Pelican, Inc., a wholly owned subsidiary of Chesapeake, merged with and into the Company, with CPK Pelican, Inc. ceasing to exist and the Company surviving the merger as a wholly owned subsidiary of Chesapeake (the “Merger”). The Merger became effective at 4:30 p.m., Eastern Time, on October 28, 2009 (the “Effective Time”).
     At the Effective Time, each share of the Company’s common stock outstanding immediately prior to the Effective Time was cancelled and automatically converted into the right to receive 0.405 shares of Chesapeake common stock.
     As a result of the Merger, the Company has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statements and deregisters any and all shares of the Company’s common stock originally reserved for issuance under the plan covered by the Registration Statements and registered under the Registration Statements, which remain unsold or unissued as of the date hereof.
*                 *                 *

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on November 10, 2009.

Florida Public Utilities Company

By:
/s/ John R. Schimkaitis

Name:	John R. Schimkaitis
Title:	Chairman & Chief Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Schimkaitis	Chairman & Chief Executive Officer	November 10, 2009
John R. Schimkaitis

/s/ George M. Bachman
George M. Bachman	Chief Financial Officer	November 10, 2009

/s/ Ralph J. Adkins Ralph J. Adkins	Director	November 10, 2009

/s/ Eugene H. Bayard, Esq. Eugene H. Bayard, Esq.	Director	November 10, 2009

/s/ Richard Bernstein Richard Bernstein	Director	November 10, 2009

/s/ Thomas J. Bresnan Thomas J. Bresnan	Director	November 10, 2009

/s/ Thomas P. Hill, Jr. Thomas P. Hill, Jr.	Director	November 10, 2009

/s/ Dennis S. Hudson III Dennis S. Hudson III	Director	November 10, 2009

/s/ Paul L. Maddock, Jr. Paul L. Maddock, Jr.	Director	November 10, 2009

/s/ J. Peter Martin J. Peter Martin	Director	November 10, 2009

Signature	Title	Date

/s/ Joseph E. Moore, Esq. Joseph E. Moore, Esq.	Director	November 10, 2009

/s/ Dianna F. Morgan Dianna F. Morgan	Director	November 10, 2009

/s/ Calvert A. Morgan, Jr. Calvert A. Morgan, Jr.	Director	November 10, 2009